EXHIBIT 99.1

Contacts:	LHA	PhotoMedex, Inc.
	Kim Sutton Golodetz (investors)	Dennis McGrath, President & CFO
	212-838-3777	215-619-3287
	Kgolodetz@lhai.com	info@photomedex.com
Bruce Voss, 310-691-7100
Bvoss@lhai.com
@LHA_IR_PR

NO!NO! MARKS SIXTH YEAR ON LIVE TELEVISION HOME SHOPPING WITH SUCCESSFUL LAUNCH OF NO!NO! PRO3 DURING 24-HOUR EVENT

PhotoMedex affirms fourth quarter revenue guidance

NO!NO! MARKS SIXTH YEAR ON LIVE TELEVISION HOME SHOPPING WITH SUCCESSFUL LAUNCH OF NO!NO! PRO3 DURING 24-HOUR EVENT

PhotoMedex affirms fourth quarter revenue guidance

HORSHAM, Pa. (December 9, 2013) – Radiancy, Inc., a wholly-owned subsidiary of PhotoMedex, Inc. (NASDAQ and TASE: PHMD), announced today the successful launch of no!no! PRO3 this past weekend, with consumers purchasing approximately 31,200 units and $8.4 million of retail sales in a 24-hour period on live television home shopping in the U.S.  no!no! PRO3 is the Company’s third new model successfully launched on U.S. live television home shopping and this is the sixth consecutive year that no!no! hair-removal products have been featured in this television format. Following the 2010 launch of the no!no! 8800, hundreds of thousands of units have been sold on live television home shopping in the U.S.

“We are very pleased with the reception our new, advanced no!no! PRO3 received from consumers during our U.S. television home shopping launch event this past weekend,” said Dr. Dolev Rafaeli, chief executive officer of PhotoMedex. “Not only were new customers reached during the program, but we were gratified to listen to numerous live testimonials during the airing describing that they were upgrading their no!no! models for themselves, as well as other live testimonials of current users who were purchasing the new model as gifts for loved ones.”

The new no!no! PRO3 removes and treats hair with professional results at home.  The improved pulsed Thermicon™ technology employed by the device enables users to remove hair faster and more effectively than ever before, and with 30% more energy.  In addition to the technology upgrade, the PRO3’s new design allows the user to see how the product is working and makes use easier than ever before.  The special kit also included the new no!no! Smooth After Treatment 2.0 and the new no!no! Smooth Get Closer Lip Barrier.

“The introduction of the two new products, no!no! Smooth After Treatment 2.0 and no!no! Smooth Get Closer Lip Barrier, continues to demonstrate that we can successfully integrate products onto our consumer platform and in particular live television home shopping.  These two products are in addition to our NEOVA® skincare products that were launched earlier this year on live television home shopping,” added Dr. Rafaeli.

PhotoMedex also affirmed today that it expects fourth quarter 2013 revenues to be more than $55 million without any expected contribution from Japan, as previously reported.

ABOUT no!no!

no!no! products adapt professional technology to be used at home by the consumer. Beginning with the no!no! hair removal system, using revolutionary Thermicon™ technology, no!no! delivers professional, pain-free hair removal that's safe for all skin types and hair colors. The no!no! family has grown to include no!no! Skin for acne clearance, no!no! Smooth, a unique skin care line that slows the rate of hair growth, no!no! Glow for skin rejuvenation, Kyrobak™ for back pain relief and the NEOVA® skin care line, which was only available at a physician’s office in the past. no!no! has been sold on live television home shopping since 2007.

Radiancy, Inc., a subsidiary of PhotoMedex and a global leader for medical and aesthetic light-based systems, created no!no! Hair to answer the ever-growing demand for professional, pain-free long-lasting hair removal that can be performed in the comfort and convenience of the home. This revolutionary product innovation offers a solution to unwanted hair of all types and colors by instantly removing hair and reducing the rate of hair regrowth with no pain, no mess and no chemicals. Based on the patented and exclusive Thermicon technology, no!no! uses heat to remove hair and get long-lasting results over time, making it universally safe and effective for everyone.

ABOUT Radiancy, Inc.

Radiancy, Inc. is a leader in the medical and aesthetic skin care market. The company's core belief that everyone is entitled to quality skin care has driven them to redefine expectations in order to deliver smart skin solutions to the wide range of professionals and consumers possible.

Radiancy opened its doors in 1998 with an idea and a vision - to make quality light-based skin care available for everyone. Within a few years, Radiancy revolutionized phototherapy with the introduction of Light Heat & Energy (LHE) technology, with their premier system, SpaTouch, offering a safer, more efficient photoepilation process. By 2002 Radiancy had captured an unprecedented 37% market share and took its place as a global leader for medical and aesthetic light-based systems. Radiancy then adapted LHE to develop a line of LHE MicroPhototherapy products. Radiancy is also the home of the no!no! family of products.

About PhotoMedex

PhotoMedex is a global skin health company providing integrated disease management and aesthetic solutions to dermatologists, professional aestheticians and consumers. The company provides proprietary products and services that address skin diseases and conditions including psoriasis, vitiligo, acne, actinic keratosis (a precursor to certain types of skin cancer) and photo damage. Its experience in the physician market provides the platform to expand its skin health solutions to spa markets, as well as traditional retail, online and infomercial outlets for home-use products. As a result of its December 2011 merger with Radiancy Inc., PhotoMedex has added a range of home-use devices under the no!no!™ brand, for various indications including hair removal, acne treatment and skin rejuvenation. The company also offers a professional product line for acne clearance, skin tightening, psoriasis care and hair removal sold to physician clinics and spas.

SAFE HARBOR STATEMENT

Some portions of this press release, particularly those describing PhotoMedex' strategies, operating expense reductions and business plans will contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks, uncertainties and other factors.   All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including any statements of the plans, strategies and objectives of management for future operations; any statements regarding product development, product extensions, product integration or product marketing; any statements regarding continued compliance with government regulations, changing legislation or regulatory environments; any statements of expectation or belief and any statements of assumptions underlying any of the foregoing. These risks, uncertainties and other factors, and the general risks associated with the businesses of the Company described in the reports and other documents filed with the SEC, could cause actual results to differ materially from those referred to, implied or expressed in the forward-looking statements.  The Company cautions readers not to rely on these forward-looking statements.  All forward-looking statements are based on information currently available to the Company and are qualified in their entirety by this cautionary statement.  The Company anticipates that subsequent events and developments will cause its views to change.  The information contained in this press release speaks as of the date hereof and the Company has or undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.